Exhibit 99(j)


                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------

The Board of Directors
Household Finance Corporation:

We have examined management's assertion that the servicing of private label credit card accounts owned by Private Label Credit Card Master Note Trust I, Series 2002 - 3 (the accounts) has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Transfer and Servicing Agreement dated June 12, 2001 (the Agreement), as supplemented, for the period of November 25, 2002 to December 31, 2002. Household Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of accounts has been conducted in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the accounts has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Transfer and Servicing Agreement dated June 12, 2001, as supplemented, for the period of November 25, 2002 to December 31, 2002 is fairly stated, in all material respects.



                                       /s/ KPMG LLP
                                       ------------
                                       KPMG LLP

Chicago, Illinois
February 28, 2003

                              Management Assertion
                              --------------------


For the period of November 25, 2002 to December 31, 2002, the servicing of private label credit card accounts owned by Private Label Credit Card Master Note Trust I, Series 2002 - 3 has been conducted by Household Retail Services, a division of Household Finance Corporation, in its capacity as subservicer for Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Transfer and Servicing Agreement dated June 12, 2001, as supplemented.



/s/ JOE HOFF                                /s/ CHUCK COLIP
-----------------------------------         -----------------------------------
Joe Hoff                                    Chuck Colip
Chief Financial Officer-                    Deputy Managing Director/
Household Retail Services                   Chief Operating Officer-
                                            Household Retail Services


February 28, 2003                           February 28, 2003
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Date                                        Date